Exhibit 99.1

You should consider carefully the risks and uncertainties described below, together with all of the other information in the Company’s reports filed with the SEC. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This Exhibit 99.1 may contain forward-looking statements that reflect our current views with respect to our development programs, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and our industry, in general. Such forward-looking statements include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. There are or will be important factors that could cause actual results to differ materially from those indicated in these statements. These factors include, but are not limited to, sections entitled “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our annual report on Form 10-K for the year ended December 31, 2017, which you should review carefully. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

RISK FACTORS

Risks Relating to Our Financial Position and Capital Needs

We have incurred substantial losses since our inception and anticipate that we will continue to incur substantial and increasing losses for the foreseeable future.

We are a clinical-stage biopharmaceutical company focused on development of novel cancer immunotherapies for a broad range of cancer indications. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to prove effective, gain regulatory approval or become commercially viable. We do not have any products approved by regulatory authorities and have not generated any revenues from collaboration and licensing agreements or product sales to date in respect of immunotherapy products, and have incurred significant research, development and other expenses related to our ongoing operations and expect to continue to incur such expenses. As a result, we have not been profitable and have incurred significant operating losses in every reporting period since our inception. For the years ended December 31, 2017 and 2016, we reported a net loss of $23.8 million and $17.7 million, respectively, and as of March 31, 2018, December 31, 2017 and 2016, had an accumulated deficit of $62.2 million, $54.2 million and $30.4 million, respectively.

We do not expect to generate revenues for many years, if at all. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We anticipate these losses to increase as we continue to research, develop and seek regulatory approvals for our product candidates and any additional product candidates we may acquire, and potentially begin to commercialize product candidates that may achieve regulatory approval. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. If any of our product candidates fail in clinical trials or do not gain regulatory approval, or if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. We anticipate that our expenses will increase in the future as we continue to invest in research and development of our existing product candidates, investigate and potentially acquire new product candidates and expand our manufacturing and commercialization activities.

There is substantial doubt about our ability to continue as a going concern.

As of March 31, 2018, we had a cash balance of approximately $3.5 million and restricted cash of $8.6 million. In addition, we had outstanding accounts payable and accrued expenses of $15.9 million and an outstanding current portion of long-term debt of $8.5 million as of March 31, 2018, which consists of our senior secured debenture with JGB (Cayman) Newton Ltd, or JGB, that is due November 2018. The outstanding principal amount is maintained in a restricted cash account. We expect our existing cash as of July 16, 2018, will enable us to fund our operating expenses and capital expenditure requirements through the first half of 2019. Our management has concluded that our need for additional funding raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our auditors have included an explanatory paragraph in their audit report for this uncertainty. Our auditors may require us to include this explanatory paragraph even following completion of this offering. If we cannot continue as a viable entity, our securityholders may lose some or all of their investment in us.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

We expect to expend substantial resources for the foreseeable future to continue the clinical development and manufacturing of GPS, our WT1 peptide cancer immunotherapy product candidate exclusively licensed from

MSK, the clinical development of our other product candidates including NeuVax, and the advancement and expansion of our preclinical research pipeline. These expenditures will include costs associated with research and development, potentially acquiring new product candidates or technologies, conducting preclinical studies and clinical trials and potentially obtaining regulatory approvals and manufacturing products, as well as marketing and selling products approved for sale, if any. Under the terms of our amended and restated license agreement with MSK, we are obligated to make royalty payments and payments upon the achievement of certain development and commercial milestones in addition to paying guaranteed annual minimum royalties, sponsoring research and making other guaranteed payments to MSK. In addition, other unanticipated costs may arise. We have payment obligations under our other licensing and collaboration agreements, and could potentially also owe other milestone or royalty payments thereunder. In the Merger Agreement, we also agreed to fund the NeuVax programs in the amount of $3.0 million. Because the design and outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our current or future product candidates, nor the timing and amounts we may owe under our various licensing and collaboration agreements.

Our future capital requirements depend on many factors, including:

•	the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical studies and clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates if clinical trials are successful;

•	the cost of commercialization activities for our product candidates, if any of these product candidates is approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing our product candidates for clinical trials in preparation for regulatory approval;

•	our ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

•	the costs associated with current in-licensed product candidates;

•	the costs to in-license future product candidates or technologies;

•	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

•	the costs in defending and resolving current litigation with JGB, along with other current derivative and securities class action litigation;

•	our operating expenses; and

•	the timing, receipt and amount of sales of, or royalties on, our future products, if any; and

•	the emergence of competing technologies or other adverse market developments.

We expect our existing cash as of July 16, 2018, will enable the us to fund our planned operations through the first half of 2019. We do not expect our existing cash to be sufficient to complete development and obtain regulatory approval for any of our lead product candidates, and we expect to need to raise significant additional capital in the future to help us do so. In addition, our operating plan may change as a result of many factors currently unknown to us, and we may need additional funds sooner than planned. Further, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our then current or future operating plans. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for one or more of our product candidates or target indications, or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates.

We currently have no source of revenues. We may never generate revenues or achieve profitability.

Currently, we do not generate any revenues from product sales or otherwise. Even if we are able to successfully achieve regulatory approval for our product candidates, we do not know when we will generate revenues or become profitable, if at all. Our ability to generate revenues from product sales and achieve profitability will depend on our ability to successfully commercialize products, including our current product candidate, and other product candidates that we may develop, in-license or acquire in the future. Our ability to generate revenues and achieve profitability also depends on a number of additional factors, including our ability to:

•	successfully complete development activities, including the necessary clinical trials;

•	complete and submit either BLAs or NDAs to the FDA and obtain United States regulatory approval for indications for which there is a commercial market;

•	complete and submit applications to, and obtain regulatory approval from, foreign regulatory authorities in Europe, Asia and other jurisdictions;

•	obtain coverage and adequate reimbursement from third parties, including government and private payors;

•	set commercially viable prices for our products, if any;

•	establish and maintain supply and manufacturing relationships with reliable third parties and/or build our own manufacturing facility and ensure adequate, legally globally compliant manufacturing of bulk drug substances and drug products to maintain that supply;

•	develop manufacturing and distribution processes for our product candidate;

•	develop commercial quantities of our product candidates, once approved, at acceptable cost levels;

•	achieve market acceptance of our products, if any;

•	attract, hire and retain qualified personnel;

•	protect our rights in our intellectual property portfolio;

•	develop a commercial organization capable of sales, marketing and distribution for any products we intend to sell ourselves, in the markets in which we choose to commercialize on our own; and

•	find suitable distribution partners to help us market, sell and distribute our approved products in other markets.

Our revenues for any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which it gains regulatory approval, the accepted price for the product, the ability to get reimbursement at any price, and whether we own the commercial rights for that territory. If the number of our addressable disease patients is not as significant as our estimates, the indication approved by regulatory authorities is narrower than we expect, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenues from sales of such products, even if approved. In addition, we anticipate incurring significant costs associated with commercializing any approved product candidate. As a result, even if we generate revenues, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce our operations.

Following the Merger, our business and management is largely that of Private SELLAS, which has a limited operating history. This may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Private SELLAS was formed in January 2012. Its operations prior to the Merger were limited to organizing and staffing its company, acquiring product and technology rights and conducting product development activities for its product candidate GPS. As a combined company, we have not yet demonstrated our ability to start or successfully complete any Phase 3 clinical trials, obtain regulatory approval, manufacture a commercial scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization for any of our product candidates. In addition, the adaptive cancer immunotherapy technology underlying our peptide cancer immunotherapy product candidate is new and largely unproven. Any predictions about our future success, performance or viability, particularly in view of the rapidly evolving cancer immunotherapy field, may not be as accurate as they could be if we had a longer operating history as a combined company or approved products on the market.

Although we have expanded the management team of Private SELLAS since completion of the Merger to bring on individuals with U.S. public company experience, we may still encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition. We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, any of our interim or annual periods’ results are not indicative of future operating performance.

Raising additional capital may cause dilution to you and our existing stockholders, restrict our operations or require us to relinquish rights to our product candidates on unfavorable terms to us.

We will need to raise additional capital in the future. We may seek this additional capital through a variety of means, including through private and public equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, or through the issuance of shares under management or other types of contracts, or upon exercise or conversion of outstanding derivative securities, the ownership interest of our stockholders will be diluted, and the terms may include liquidation or other preferences, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect your rights as a stockholder. Debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures, entering into licensing arrangements, or declaring dividends, and, like our senior secured debenture with JGB, require us to grant security interests in our assets, including our intellectual property and for our subsidiaries to guarantee our obligations. The terms of a number of our outstanding equity and equity linked securities, including our senior secured debenture with JGB, our Series A Preferred and our outstanding warrants, contain provisions that could result in significant additional dilution to you in the future. If we raise additional funds from third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts for our product candidates, or grant to others the rights to develop and market product candidates that we would otherwise prefer to develop and market.

We expect to continue to incur significant operating and non-operating expenses, which may make it difficult for us to secure sufficient financing and may lead to uncertainty about our ability to continue as a going concern.

Substantial funds were expended to develop our technologies and product candidates, and additional substantial funds will be required for further preclinical testing and clinical trials of our product candidates, and to manufacture and market any products that are approved for commercial sale. Because the successful development of our products is uncertain, we are unable to precisely estimate the actual funds we will require to develop and potentially commercialize them. In addition, we may not be able to generate enough revenue, even if we are able to commercialize any of our product candidates, to become profitable.

In the event that we are unable to obtain additional financing if needed or if we incur significant expense related to the resolution of the ongoing legal proceedings, we may not be able to meet our obligations as they come due, that in turn may make us unable to continue as a going concern. Any such inability to continue as a going concern may result in our common stock holders losing their entire investment. There is no guaranty that we will be able to secure additional financing if we need such financing. Our financial statements contain an explanatory paragraph relating to our ability to continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, defense costs related to our ongoing legal proceedings and any additional legal proceedings we might become subject to in the future, the acceleration or modification of our development activities, any near-term or future expansion plans, increased expenses, potential acquisitions or other events may further affect our ability to continue as a going concern. Future financing may be obtained through, and future development efforts may be paid for by, the issuance of debt or equity, which may have an adverse effect on our securityholders or may otherwise adversely affect our business.

If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation. In such event, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of common stock. In addition, if we raise funds through the issuance of additional equity, whether through private placements or additional public offerings, such an issuance would dilute our securityholders and, similar to some of our past financings, may contain terms that could result in additional further significant dilution in the future.

We are, and in the future may be, subject to legal or governmental proceedings that could adversely affect our financial condition and our business.

Our predecessor company, Galena, was involved in multiple legal and governmental proceedings, including stockholder class actions, both state and federal, some of which are ongoing and to which the combined company continues to be subject. These legal and governmental actions, which we refer to as the Galena Legacy Matters, included allegations relating to federal securities law violations, claims under the False Claims Act and Anti-Kickback Statute, claims regarding breaches of contract, and other stockholder allegations, including claims of breaches of fiduciary duty by our former directors, and fentanyl related litigation. As a result of a cease and desist order issued by the SEC on April 10, 2017 and our related settlement with the SEC, or the SEC Settlement, we are currently an “ineligible issuer” as the term is defined under Rule 405 promulgated under the Securities Act. This could make it more difficult for us to raise necessary financing in the future. If we fail to comply with the terms of the SEC Settlement in the future, it could have significant additional adverse consequences to us. A number of the Galena Legacy Matters relate to Galena’s former commercial activities associated with Abstral, a fentanyl, or synthetic opioid, product. There continues to be significant litigation and governmental activity generally in the fentanyl and opioid area, and this activity is expected to continue and may increase in the future. We cannot assure you we will not become subject to additional significant legal or governmental proceedings relating to Galena’s former Abstral business in the future.

These Galena Legacy Matters have required and continue to require our management and board of directors to devote a significant amount of time and resources to defending such claims and addressing such allegations, rather than focusing on executing on our business plans and operations. We may, in the future, become subject to additional legal and governmental actions that will also require us to expend time and resources. The settlement of the Galena Legacy Matters has resulted in substantial payments, some of which have not been covered by our insurance policies. We may continue to incur substantial unreimbursed legal fees and other expenses in connection with the Galena Legacy Matters. These ongoing and other future legal and governmental proceedings may not qualify for coverage under, or may exceed the limit of, our applicable directors and officers liability insurance policies and could have a material adverse effect on our financial condition, liquidity, and results of operations. An unfavorable outcome in any of these matters could damage our business and reputation or result in additional claims or proceedings against us. Moreover, in addition to these ongoing and prior matters, we may be exposed to claims as a result of the Merger, or other legal or governmental actions in the future, which could result in the payment of additional amounts and have a material adverse effect on our financial condition and results of operations. We can make no assurances as to the time or resources that will need to be devoted to the Galena Legacy Matters, or any new or future matters or their outcome, or the impact, if any, that these matters or any resulting legal or governmental proceedings may have on our business or financial condition but any further action in respect of any such matter by a governmental agency could have a material adverse effect on our results of operation and our business and prospects.

We are currently in a dispute with the holder of our senior secured debenture, JGB, pursuant to which JGB has alleged certain violations of the terms of our senior secured debenture, as well as allegations of violations of the federal securities laws. If JGB were to prevail in this action, it would have a material adverse effect on our business, results of operations and financial condition, could cause us to lose our Nasdaq listing, as well as certain of our assets that have been pledged under our agreements with JGB securing its debenture.

On or about April 9, 2018, JGB filed a lawsuit in the U.S. District Court for the Southern District of New York asserting claims under state law and federal securities law against us, our Chief Executive Officer and our former Interim Chief Financial Officer relating to a debenture agreement between JGB and us. On or about May 2, 2018, JGB filed an amended complaint, adding as defendants Jane Wasman, Stephen Ghiglieri, David Scheinberg, M.D., Robert Van Nostrand and John Varian, each of whom is a member of the Company’s Board of Directors, or the Director Defendants. The amended complaint alleges, among other things, that we breached a contractual obligation to deliver certain shares of our common stock to JGB and that, in the course of negotiations related to the senior secured debenture agreement, that the defendants fraudulently failed to disclose to JGB, in violation of the federal securities laws, certain information regarding positive clinical trial results that was not then public. The amended complaint also alleges that the Director Defendants are liable as “control persons” for the purposes of the purported securities laws violations committed by the Company, our Chief Executive Officer and our former Interim Chief Financial Officer. According to the amended complaint, JGB seeks to receive an unspecified number of shares of our common stock, damages, and costs and expenses incurred in the JGB matter, among other things. While JGB’s amended complaint does not specify the specific amount of damages it is seeking JGB asserts, among other things, that, had we delivered JGB the amount of shares JGB claims it is entitled to, JGB would have promptly redeemed its remaining interest in the debenture and that JGB could have then sold these shares into the market at the higher market prices for our common stock then prevailing. JGB further asserts that, had it done so, it would have been able to realize sale proceeds of approximately $22 million.

As the holder of our senior secured debenture, and beneficiary of certain security arrangements, if JGB were to assert an event of default under the senior secured debenture as a result of this dispute, it could have a material adverse effect on our business if JGB were to be able to successfully enforce the security arrangements and take possession of certain of our assets. The JGB dispute has required management to devote substantial time and resources, which are not otherwise being spent focusing on executing on our business plans and operations. There may be costs and expenses associated with the JGB dispute that could result in substantial payments, some of which may not be covered by our insurance policies. We could also be required to pay the expenses of JGB’s legal counsel, which expenses could be significant. Further, since filing the lawsuit, although we have issued shares to JGB pursuant to redemption notices under the senior secured debenture, JGB has not agreed to release cash from the collateral account. If JGB prevails in its interpretation of our contract, we could be required to issue shares of our common stock in excess of amounts permitted to be issued without stockholder approval under the regulations of the Nasdaq Capital Market, which violation could cause our company to be delisted from Nasdaq. On May 18, 2018, in defense against this lawsuit, we filed counterclaims and an answer to the amended compliant filed by JGB, on May 25, 2018, we filed amended counterclaims and answer, and on June 18, 2018, we filed a motion for judgment on the pleadings and a motion to dismiss the amended complaint. On July 6, 2018, JGB filed a motion for partial judgment on the pleadings and motion to dismiss all of our counterclaims. This motion requests, among other things, a ruling from the Court that we have breached the debenture agreement and that JGB is entitled to relief, including damages from us in an amount to be determined later at trial. While we intend to continue to vigorously defend ourselves in this matter, there can be no guarantee of the outcome. If we are not successful in defending ourselves against these claims, it would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.

We currently are dependent on licenses from third parties for technologies relating to our product candidates. Our current licenses impose, and any future licenses we enter into are likely to impose, various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated by the licenses would be delayed, or suspended altogether, while we seek to license similar technology or develop new non-infringing technology. The costs of obtaining new licenses are high. For example, we are entirely dependent on our license from MSK to allow us to develop and commercialize our lead product candidate, GPS and any loss of or challenge to our license agreement with MSK could have a material and adverse effect on our business and result of operations.

We may fail to realize the anticipated benefit of the Merger.

Our ability to achieve our business objectives and raise the necessary capital to fund our operations, including the successful development of our current and future product candidates, has substantial risk. If we are not able to achieve these objectives, the anticipated benefit of the Merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

It is possible that the integration and transition process could result in the disruption of our ongoing business, an adverse impact on the value of the our assets, or inconsistencies in standards, controls, procedures or policies that could adversely affect our ability to comply with reporting obligations as a public company, an inability to satisfy our obligations to third parties or to achieve the anticipated benefit of the Merger, or an inability to raise the necessary capital to fund our operations. Integration efforts between the two companies will also divert management’s attention and resources. Any delays in the integration process or inability to realize the full extent of the anticipated benefit of the Merger could have an adverse effect on our business and the results of our operations. Such an adverse effect may impact the value of the shares of our common stock.

Potential difficulties that may be encountered in the integration process include, among other things, the following:

•	raising sufficient capital to fund our operations and current clinical programs;

•	using our cash and other assets efficiently to develop our business;

•	appropriately managing our liabilities;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and our business operations; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law new legislation that significantly revised the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, or the Tax Act, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a single rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), providing immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reduction of tax credits under the Orphan Drug Act). Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Tax Act is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the Tax Act.

Our ability to use net operating losses to offset future taxable income may be subject to limitations.

As of December 31, 2017, we had federal and state net operating loss, or NOL, carryforwards of $7.4 million. The federal and state NOL carryforwards will begin to expire, if not utilized, beginning in 2027. These NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Act, federal NOLs incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal NOLs is limited. It is uncertain if and to what extent various states will conform to the Tax Act. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in the ownership of its equity over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The Merger constituted an ownership change and as such, our ability to use our NOL carryforwards is materially limited, which may harm our future operating results by effectively increasing our future tax obligations.

Risks Relating to Our Former Commercial Operations

We are subject to U.S. federal and state health care fraud and abuse and false claims laws and regulations, and have been subpoenaed in connection with marketing and promotional practices related to Abstral (fentanyl) sublingual tablets. Prosecutions under such laws have increased in recent years and we may become subject to such prosecutions or related litigation under these laws. If we have not fully complied with such laws, we could face substantial penalties.

Our predecessor company’s former commercial operations and development programs and our current development programs are subject to various U.S. federal and state fraud and abuse laws, including, without limitation, the federal False Claims Act, federal Anti-Kickback Statute, and the federal Sunshine Act. There have also been federal and state investigations, as well as private plaintiff lawsuits, of companies that have products that are in the same therapeutic class as Abstral, a fentanyl, or synthetic opioid, product, and governmental agencies have investigated our historic Abstral marketing and promotion practices. In December 2015, we announced we had received a subpoena from the U.S. Attorney’s Office for the District of New Jersey, or the USAO NJ, requesting the production of a broad range of documents pertaining to marketing and promotional practices related to Abstral, a product that we sold to Sentynl Therapeutics Inc., or Sentynl, for aggregate gross consideration of $12 million in November 2015. In January 2016, we announced that the USAO NJ and the Department of Justice, or DOJ, were conducting a criminal and civil investigation of us, which came to involve criminal investigations with respect to possibly one or more then-current and/or former employees. On September 8, 2017, DOJ announced a civil settlement agreement with our company regarding certain of the marketing and promotional practices at issue in the USAO NJ and DOJ’s investigation. The settlement involved a civil resolution agreement and a civil payment of approximately $7.551 million, plus interest accrued since the date of reaching an agreement in principle payable in equal installments over twelve months, in return for a release of federal government claims against our company in connection with the covered conduct in investigation. The civil payment was fully paid by us on or about December 29, 2017. The settlement did not include releases of criminal claims by the USAO NJ and DOJ or claims by state agencies or administrative claims by the Department of Health and Human Services, or HHS, but each of these government authorities indicated that they had no present intention to pursue claims in connection with the investigation. We have also received a subpoena from the U.S. Attorney’s Office for the Southern District of New York in February 2018, seeking documents related to specific prescribing physicians for Abstral who have been subsequently indicted. To our knowledge, we are not a target or subject of that investigation.

We may be subject to additional legal or governmental actions as a result of these matters or otherwise relating to our former Abstral business. Among other things, there continues to be significant litigation and governmental activity generally in the fentanyl and opioid area. If we are found to be in violation of the False Claims Act, Anti-Kickback Statute, Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or Affordable Care Act, or any other applicable state or any federal fraud and abuse or other laws, we may be subject to penalties, such as civil and criminal penalties, damages, fines, or an administrative action of exclusion from government health care reimbursement programs. We can make no assurances as to the time or resources that will need to be devoted to these matters or outcomes, or the impact, if any, that these matters or any resulting legal or administrative proceedings may have on our business or financial condition.

Many of the regulatory provisions that we are subject to include criminal provisions. If we are unable to comply with these provisions in the operation of our business we may become subject to civil and criminal investigations and proceedings that could have a material adverse effect on our business, financial condition and prospects.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Qui tam lawsuits filed under the federal False Claims Act can be brought by any individual on behalf of the government and such individuals, commonly known as “relators” or “whistleblowers,” may share in the amounts paid by the entity to the government in settlement of the federal False Claims Act allegations. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of health care companies to have to defend such qui tam actions and pay substantial sums to settle such actions. A qui tam action had been filed against us and others as described in our settlement agreement with DOJ and USAO NJ. As set forth in that settlement agreement, for a release of all claims against us and our former officers and directors and dismissal with prejudice of the qui tam lawsuit, the relator received a portion of the $7.551 million payment to the federal government. As a result of the payment of the settlement amount, the federal government and the relator filed a stipulation of dismissal with prejudice their claims against us in the qui tam lawsuit. In a separate settlement agreement, we paid $0.2 million in cash to the relator’s counsel for the statutory mandated attorney’s fees.

We face product liability exposure from prior sales of Abstral and Zuplenz (ondansetron) and, if successful claims are brought against us, we may incur substantial liability if our insurance coverage for those claims is inadequate.

Because we have sold Abstral and Zuplenz (ondansetron), an anti-emetic, oral soluble film for chemotherapy-induced nausea we are exposed to possible product liability claims. If we cannot successfully defend ourselves against product liability claims we could incur substantial liabilities., regardless of merit or eventual outcome. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and have a material adverse effect on our business, results of operations, financial condition and prospects.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our third-party manufacturers and suppliers activities involve the controlled storage, use and disposal of hazardous materials. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials even after we sell or otherwise dispose of the products. In some cases, these hazardous materials and various wastes resulting from their use will be stored at our contractors or manufacturers’ facilities pending use and disposal. We cannot completely eliminate the risk of contamination, which could cause injury to our employees and others, environmental damage resulting in costly cleanup and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we expect that the safety procedures utilized by our third-party contractors and manufacturers for handling and disposing of these materials will generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this will be the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources. We do not currently carry biological or hazardous waste insurance coverage and our property and casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination.

We will continue to be responsible for certain liabilities and obligations related to Abstral and Zuplenz, and if unknown liabilities were to arise it could have a material adverse effect on us.

In November 2015, Galena sold the rights to Abstral to Sentynl, and in December 2015, Galena sold the rights to Zuplenz to Midatech Pharma, PLC, or Midatech. Under the respective asset purchase agreements with Sentynl and Midatech, our future obligations under our former agreements with Orexo AB and MonoSol Rx have been assumed by Sentynl and Midatech, respectively, except that we will continue to be responsible for chargebacks, rebates, patient assistance and certain other product distribution channel liabilities related to Abstral and Zuplenz for a specified period of time post-closing. We are also required to indemnify Sentynl and Midatech for contractual or product liability claims arising from actions occurring prior to the sale date. With respect to Zuplenz, we will continue to be responsible for any downstream returns from end user customers or returns from wholesalers from inventory existing as of December 24, 2015 that was sold by us prior to December 24, 2015. As presently believed by us, responsibilities to Sentynl and Midatech are not material, but if substantial unknown liabilities were to arise, it could have a material adverse effect on our financial condition. In this regard, we have been advised by one of our wholesale customers that Zuplenz inventory held by that customer under an alleged agreement with us is approaching our expiration date and needs to be swapped with better dated Zuplenz product. We have settled the swap by us paying the customer $0.50 million on October 24, 2017. Midatech has advised us that the same Zuplenz inventory is reaching our expiration date and will be returned. Under the terms of the asset purchase agreement, Midatech maintained that the cost of the return is $1.5 million and we need to pay Midatech for the return. Midatech has since withdrawn that claim. We believe the settlement with the customer has resolved any return issues with Midatech without additional cost to us and we are not aware of any pending or anticipated claims relating to pre-closing actions. However, no assurance can be given that we will not face additional liabilities under these asset purchase agreements.

Risks Related to the Development of Our Product Candidates

We are currently a clinical-stage biopharmaceutical company with product candidates in clinical development. If we are unable to successfully develop and commercialize product candidates or experiences significant delays in doing so, our business may be materially harmed.

We are currently a clinical-stage biopharmaceutical company with product candidates in clinical development. We have invested substantially all of our efforts and financial resources in identifying and developing potential product candidates and conducting preclinical studies, clinical trials and manufacturing activities. Our ability to generate revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	completion of preclinical studies and clinical trials with positive results;

•	receipt of regulatory approvals from applicable authorities;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	establishing or making arrangements with third-party manufacturers or building our own manufacturing facility for commercial manufacturing purposes;

•	developing manufacturing and distribution processes for our novel WT1 peptide cancer immunotherapy product candidate and other product candidates;

•	manufacturing our product candidates at an acceptable cost;

•	launching commercial sales of our product candidates, if approved, whether alone or in collaboration with others;

•	acceptance of our product candidates, if approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies;

•	obtaining and maintaining coverage and adequate reimbursement by third-party payors, including government payors, for our product candidates;

•	protecting our rights in our intellectual property portfolio;

•	maintaining a continued acceptable safety profile of the products following approval; and

•	maintaining and growing an organization of scientists and business people who can develop and commercialize our products and technology.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which could materially harm our business.

Our future success is dependent on the regulatory approval of our product candidates.

Our business is substantially dependent on our ability to obtain regulatory approval for, and, if approved, to successfully commercialize our product candidates in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval for the product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with substantial evidence gathered in preclinical studies and clinical trials, generally including two well-controlled Phase 3 trials, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate with respect to such product candidate.

The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that our existing product candidate or any future product candidates will ever obtain regulatory approval.

Our current and future product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including:

•	disagreement with the design or implementation of our clinical trials;

•	failure to demonstrate that a product candidate is safe and effective for our proposed indication;

•	failure of clinical trials to meet the level of statistical significance required for approval;

•	failure to demonstrate that a product candidate’s clinical and other benefits outweigh our safety risks;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of a BLA, NDA or other submission or to obtain regulatory approval;

•	failure to obtain approval of our manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies or our own manufacturing facility; or

•	changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

The FDA or a comparable foreign regulatory authority may require more information, including additional preclinical or clinical data to support approval or additional studies, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than it requests (including failing to approve the most commercially promising indications), may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate.

Even if a product candidate were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for one of our product candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding to continue the development of that product or generate revenues attributable to that product candidate. Also, any regulatory approval of our current or future product candidates, once obtained, may be withdrawn.

Our lead product candidate, GPS, represents a new therapeutic approach that presents significant challenges.

Our future success is dependent in part on the successful development of WT1 peptide immunotherapies in general and GPS in particular. Because this program represents a new approach to cancer immunotherapy for the treatment of cancer and other diseases, developing and commercializing GPS subjects us to a number of challenges, including:

•	obtaining regulatory approval from the FDA and other regulatory authorities, which have very limited experience with the development and commercialization of WT1 cancer immunotherapies;

•	the ability to obtain, store and use the three components required for administration, GPS, GM-CSF, and Montanide;

•	utilizing GPS in combination with other therapies, which may increase the risk of adverse side effects;

•	sourcing clinical and, if approved, commercial supplies for the materials used to manufacture and process GPS;

•	developing a manufacturing process and distribution network that can provide a stable supply with a cost of goods that allows for an attractive return on investment;

•	establishing sales and marketing capabilities after obtaining any regulatory approval to gain market acceptance, and obtaining coverage and adequate reimbursement from third-party payors and government authorities; and

•	developing therapies for types of diseases beyond those initially addressed by GPS.

We cannot be sure that the manufacturing processes used in connection with GPS will yield a satisfactory product that is safe and effective, scalable or profitable.

Moreover, public perception of safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in clinical trials, or if approved, of physicians to subscribe to the novel treatment mechanics. Physicians, hospitals and third-party payors often are slow to adopt new products, technologies and treatment practices that require additional upfront costs and training. Physicians may not be willing to undergo training to adopt this novel therapy, may decide the therapy is too complex to adopt without appropriate training and may choose not to administer the therapy. Based on these and other factors, hospitals and payors may decide that the benefits of this new therapy do not or will not outweigh our costs.

The results of preclinical studies or earlier clinical trials are not necessarily predictive of future results. Our existing product candidates in clinical trials, and any other product candidates that may advance into clinical trials, may not have favorable results in later clinical trials or receive regulatory approval.

Success in preclinical studies and early clinical trials does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of an investigational drug. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier preclinical studies or clinical trials. Any of our product candidates that are in, or may advance to, clinical trials may not succeed in clinical trials despite promising pre-clinical data. For example, with respect to GPS, a broadly similar anti-cancer peptide immunotherapeutic against melanoma-specific antigen being developed by GlaxoSmithKline for advanced unresectable melanoma initially produced positive efficacy data in a Phase 2 clinical study, but subsequently failed to prove more beneficial than placebo in a controlled, blinded and randomized Phase 3, registration-enabling clinical trial in the same indication in patients after tumor resection. Despite the results reported in earlier preclinical studies or clinical trials for our product candidates, we do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market GPS or any of our product candidates for a particular indication, either as a monotherapy or in combination, in any particular jurisdiction. Although we are currently studying GPS as a treatment for up to eight types of cancers, only two indications (acute myeloid leukemia, or AML, and malignant pleural mesothelioma, or MPM) have completed Phase 2 clinical trials and have Phase 3 clinical trials planned (pending funding availability). Efficacy data from prospectively designed trials may differ significantly from those obtained from retrospective subgroup analyses. If later-stage clinical trials do not produce favorable results, our ability to achieve regulatory approval for GPS may be adversely impacted. Even if we believe that we have adequate data to support an application for regulatory approval to market any of our current or future product candidates, the FDA or other regulatory authorities may not agree and may require that we conduct additional clinical trials.

We may find it difficult to enroll patients in our clinical trials given the limited number of patients who have the diseases for which our product candidates are being studied. Difficulty in enrolling patients for this or other reasons could delay or prevent clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our current and future product candidates is essential to our success. The timing of our clinical trials depends in part on the rate at which we can recruit patients to participate in clinical trials of our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment.

The eligibility criteria of our planned clinical trials may further limit the available eligible trial participants as we expect to require that patients have specific characteristics that we can measure or meet the criteria to assure their conditions are appropriate for inclusion in our clinical trials. For instance, in our planned AML Phase 3 clinical trial, only patients who meet specific inclusion criteria will enter the study. Primary entry restrictions include being greater than or equal to 60 years of age, having received upfront treatment with chemotherapy agents only, having achieved CRem, as well as demonstrating adequate hematologic recovery. The estimated prevalence of AML is 12,000 to 20,000 cases in the United States (across all ages) and only a subset of this group satisfies the enrollment criteria for our AML Phase 3 clinical trial. We may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical trials in a timely manner because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, and the willingness of physicians to participate in our planned clinical trials. If patients are unwilling to participate in our clinical trials for any reason, the timeline for conducting trials and obtaining regulatory approval of our product candidates may be delayed.

If we experience delays in the completion of, or termination of, any clinical trials of our current or future product candidates, the commercial prospects of our product candidates could be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing our clinical trials would likely increase our overall costs, impair product candidate development and jeopardize our ability to obtain regulatory approval relative to our current plans. Any of these occurrences may harm our business, financial condition, and prospects significantly.

A number of different factors could prevent us from obtaining regulatory approval or commercializing our product candidates on a timely basis, or at all.

Clinical trials of a drug candidate may be suspended at any time for various reasons, including if we or other regulatory agencies believe the subjects or patients participating in such trials are being exposed to unacceptable health risks. A suspension may come from: us; the FDA or other applicable regulatory authorities; an independent DSMB that is governing our clinical trials; an institutional review board, or, IRB, that approves and, monitors biomedical research to protect the rights and welfare of human subjects. Among other reasons, adverse side effects of a drug candidate on subjects or patients in a clinical trial could result in the FDA or other regulatory authorities suspending or terminating the trial and refusing to approve a particular drug candidate for any or all indications of use.

Clinical trials of a new drug candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the drug candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, and delays in patient enrollment can result in increased costs and longer development times than we expect at present. Patients who are enrolled at the outset of the trial may eventually choose for personal reasons not to participate in the study. We also compete for eligible patients with other clinical trials underway, and we may experience delays in patient enrollment due to the dependency of other trials underway in the same patient population.

Clinical trials also require the review and oversight of IRBs. An inability or delay in obtaining institutional review board approval could prevent or delay the initiation and completion of clinical trials, and the FDA may decide not to consider any data or information derived from a clinical investigation not subject to initial and continuing institutional review board review and approval.

In addition, cancer vaccines are a relatively new form of therapeutic treatment and a very limited number of such products have received regulatory approval. Therefore, the FDA or other regulatory authority may apply standards for approval of a new cancer vaccine that is different from past experience.

Numerous factors could affect the timing, cost or outcome of our drug development efforts, including the following:

•	difficulties or delays in enrolling patients in our planned clinical trials in conformity with required protocols or projected timelines;

•	challenges in locating and enrolling a sufficient number of patients of our clinical trials due to competitors’ numerous ongoing trials for the same or similar indications;

•	conditions imposed on us by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	difficulties or delays in arranging for third parties to conduct clinical trials of our product candidates;

•	problems in engaging institutional review boards to oversee trials or problems in obtaining or maintaining institutional review board approval of studies;

•	third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•	our drug candidates having very different chemical and pharmacological properties in humans than in laboratory testing and interacting with human biological systems in unforeseen, ineffective or harmful ways, and the possibility that our previous Phase 1 or Phase 2 trials will not be indicative of our drug candidates’ performance in larger patient populations;

•	the need to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

•	insufficient or inadequate supply or quality of our drug candidates or other necessary materials necessary to conduct our clinical trials;

•	disruption at our clinical trial sites resulting from local social or political unrest or other geopolitical factors;

•	effects of our drug candidates not having the desired effects or including undesirable side effects or the drug candidates having other unexpected characteristics;

•	negative or inconclusive results from our clinical trials or the clinical trials of others for drug candidates similar to our own or inability to generate statistically significant data confirming the efficacy of the product being tested;

•	adverse results obtained by other companies developing similar drugs;

•	modification of the drug during testing;

•	our capital resources; and

•	reallocation of our financial and other resources to other clinical programs.

It is possible that none of the product candidates that we develop will obtain the appropriate regulatory approvals necessary for us to begin selling them or that any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. The time required to obtain FDA and other approvals is unpredictable but often can take years following the commencement of clinical trials, depending upon the complexity of the drug candidate. Any analysis we perform of data from clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenue from the particular drug candidate.

In addition, the length of time to develop the product candidates as well as any regulatory delays in the development and regulatory approval process could cause the patent exclusivity to be unavailable or greatly reduced for each product candidate. The lack of patent exclusivity could have a material adverse effect on our ability to generate revenue from the particular drug candidate.

We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with the FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by the FDA does not assure approval by regulatory authorities outside of the United States.

We may use our financial and human resources to pursue development of a particular product candidate and fail to capitalize on programs for other product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and human resources, we may forego or delay pursuit of opportunities for some product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or more profitable market opportunities. Our spending on current and future development programs and future product candidates for specific indications may not yield any commercially viable products. We may also enter into additional strategic collaboration agreements to develop and commercialize some of our programs and potential product candidates in indications with potentially large commercial markets. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through strategic collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome.

Clinical testing is expensive and can take many years to complete, and our outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical and clinical trials.

We may experience delays in our ongoing or future clinical trials and we do not know whether planned clinical trials will begin or enroll subjects on time, will need to be redesigned or will be completed on schedule, if at all. There can be no assurance that the FDA will not put clinical trials of any of our product candidates on clinical hold in the future. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

•	delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a clinical trial design that we are able to execute;

•	delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a trial;

•	delay or failure in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delay or failure in obtaining institutional review board approval or the approval of other reviewing entities, including comparable foreign regulatory authorities, to conduct a clinical trial at each site;

•	withdrawal of clinical trial sites from our clinical trials or the ineligibility of a site to participate in our clinical trials;

•	delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

•	delay or failure in subjects completing a trial or returning for post-treatment follow-up;

•	clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication;

•	failure of our third-party clinical trial managers, CROs, clinical trial sites, contracted laboratories or other third-party vendors to satisfy their contractual duties, meet expected deadlines or return trustworthy data;

•	delay or failure in adding new trial sites;

•	interim results or data that are ambiguous or negative or are inconsistent with earlier results or data;

•	alteration of trial design necessitated by re-evaluation of design assumptions based upon observed data;

•	feedback from the FDA, the IRB, DSMBs or a comparable foreign regulatory authority, or results from earlier stage or concurrent preclinical studies and clinical trials, that might require modification to the protocol for a trial;

•	a decision by the FDA, the IRB, a comparable foreign regulatory authority, or us, or a recommendation by a DSMB or comparable foreign regulatory authority, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

•	unacceptable risk-benefit profile, unforeseen safety issues or adverse side effects;

•	failure to demonstrate a benefit from using a product candidate;

•	difficulties in manufacturing or obtaining from third parties sufficient quantities of a product candidate to start or to use in clinical trials;

•	lack of adequate funding to continue a trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional studies or increased expenses associated with the services of our CROs and other third parties; or

•	changes in governmental regulations or administrative actions or lack of adequate funding to continue a clinical trial.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the severity of the disease under investigation, the proximity of subjects to clinical sites, the patient referral practices of physicians, the eligibility criteria for the trial, the design of the clinical trial, ability to obtain and maintain patient consents, risk that enrolled subjects will drop out or die before completion, competition for patients from other clinical trials, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. We may not be able to initiate or continue to support clinical trials of our product candidates for one or more indications, or any future product candidates if we are unable to locate and enroll a sufficient number of eligible participants in these trials as required by the FDA or other regulatory authorities. Even if we are able to enroll a sufficient number of patients in our clinical trials, if the pace of enrollment is slower than we expect, the development costs for our product candidates may increase and the completion of our trials may be delayed or our trials could become too expensive to complete. We rely on CROs, other vendors and clinical trial sites to ensure the proper and timely conduct of our clinical trials, and while we have agreements governing their committed activities, we have limited influence over their actual performance.

If we experience delays in the completion or termination of any clinical trial of our product candidates, the approval and commercial prospects of such product candidate will be harmed, and our ability to generate product revenues from such product candidate will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any delays in completing our clinical trials for our product candidates may also decrease the period of commercial exclusivity. In addition, many of the factors that could cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our current and future product candidates, the methods used to deliver them or their dosage levels may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following any regulatory approval.

Undesirable side effects caused by our current or future product candidates, their delivery methods or dosage levels could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority. For example, although no high-grade delayed type hypersensitivity in the skin or systemic anaphylaxis events have been noted after GPS administration in patients treated in our clinical studies to date, it is theoretically possible that such toxicities, or other type of adverse events, may occur in future clinical studies. As a result of safety or toxicity issues that we may experience in our clinical trials, we may not receive approval to market any product candidates, which could prevent us from ever generating revenues or achieving profitability. Results of our trials could reveal an unacceptably high severity and incidence of side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may have a material adverse effect on our business, results of operations, financial condition, cash flows and future prospects.

Additionally, if any of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result, including that:

•	we may be forced to suspend marketing of such product;

•	regulatory authorities may withdraw their approvals of such product;

•	regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of such products;

•	we may be required to conduct post-marketing studies;

•	we may be required to change the way the product is administered;

•	we could be sued and held liable for harm caused to subjects or patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved.

Our product development program may not uncover all possible adverse events that patients who take our product candidates may experience. The number of subjects exposed to product candidates and the average exposure time in the clinical development program may be inadequate to detect rare adverse events, or chance findings, that may only be detected once the product is administered to more patients and for greater periods of time.

Clinical trials by their nature utilize a sample of the potential patient population. However, with a limited number of subjects and limited duration of exposure, we cannot be fully assured that rare and severe side effects of our product candidates will be uncovered. Such rare and severe side effects may only be uncovered with a significantly larger number of patients exposed to our product candidates. If such safety problems occur or are identified after our product candidates reaches the market, the FDA may require that we amend the labeling of the product or recall the product, or may even withdraw approval for the product.

We currently have Orphan Drug exclusivity for certain product candidates, and may seek Orphan Drug Product designation for additional product candidates or indications, which might not be received or provide the intended benefit thereof.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as Orphan Drugs. Under the Orphan Drug Act, the FDA may designate a product as an Orphan Drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. We have received Orphan Drug Product designations from the FDA for GPS in AML, MPM and MM as well as Orphan Medicinal Product designations from the EMA for GPS in AML and MPM. We also have received Orphan Drug Product designation for GALE-301 and GALE-302 from the FDA.

Generally, if a product with an Orphan Drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug for that time period. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for Orphan Drug Product designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan Drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Even if we obtain Orphan Drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an Orphan Drug is approved, the FDA can subsequently approve a new drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

We currently have Fast Track designation for certain product candidates, and may seek Fast Track designation for additional product candidates or indications, which might not be received or provide the intended benefits thereof.

If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition, a product sponsor may apply to the FDA for Fast Track designation, which may or may not be granted by the FDA. The FDA has given us Fast Track designation for GPS in AML and MPM and for NeuVax.

However, Fast Track designation does not ensure that we will receive marketing approval or that approval will be granted within any particular timeframe. We may not experience a faster development or regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Failure to obtain regulatory approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In addition to regulations in the United States, to market and sell our product candidates in the European Union, many Asian countries and other jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. Clinical trials accepted in one country may not be accepted by regulatory authorities in other countries. In addition, many countries outside the United States require that a product be approved for reimbursement before it can be approved for sale in that country. A product candidate that has been approved for sale in a particular country may not receive reimbursement approval in that country. We may not be able to obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of any of our current or future product candidates by regulatory authorities in the European Union, Asia or elsewhere, the commercial prospects of that product candidate may be significantly diminished, our business prospects could decline and this could materially adversely affect our business, results of operations and financial condition.

Even if our current and future product candidates receive regulatory approval, they may still face future development and regulatory difficulties.

Even if our obtains regulatory approval for a product candidate, it would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, adverse event reporting, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-marketing information. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance by us and/or our contract manufacturing organizations, or CMOs, and CROs for any post-approval clinical trials that it conducts. The safety profile of any product will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of any of our product candidates, they may require labeling changes or establishment of a risk evaluation and mitigation strategy, impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP, cGCP, and other regulations. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to successfully commercialize our products and generate revenues.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the DOJ, the Office of Inspector General of HHS, state attorneys general, members of Congress and the public. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities. Violations, including actual or alleged promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA, as well as prosecution under the federal False Claims Act. Any actual or alleged failure to comply with labeling and promotion requirements may have a negative impact on our business.

We may not successfully identify, acquire, develop or commercialize new potential product candidates.

Part of our business strategy is to explore and evaluate opportunities to expand our product candidate pipeline by identifying and validating new product candidates, which we may develop, in-license or acquire. In addition, in the event that our existing product candidates do not receive regulatory approval or are not successfully commercialized, then the success of our business will depend on our ability to expand our product pipeline through in-licensing or acquisitions. We may be unable to identify relevant product candidates. If we do identify such product candidates, we may be unable to reach acceptable terms with any third party from which we desire to in-license or acquire them.

We may not realize the benefits of our strategic alliances that we may form in the future.

We may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our existing business. These relationships, or those like them, may require us to incur nonrecurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic alliances and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic alliance or other alternative arrangements for any future product candidates and programs because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early a stage of development for collaborative effort and third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy. If we license products or acquire businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenues or specific net income that justifies such transaction. Any delays in entering into new strategic alliances agreements related to our product candidates could also delay the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market.

Risks associated with operating in foreign countries could materially adversely affect our product development.

We may conduct future studies in countries outside of the United States. Consequently, we may be subject to risks related to operating in foreign countries. Risks associated with conducting operations in foreign countries include:

•	differing regulatory requirements for drug approvals and regulation of approved drugs in foreign countries;

•	more stringent privacy requirements for data to be supplied to the our operations in the United States, e.g., General Data Protection Regulation in the European Union;

•	unexpected changes in tariffs, trade barriers and regulatory requirements; economic weakness, including inflation, or political instability in particular foreign economies and markets; compliance with tax, employment, immigration and labor laws for employees living or traveling abroad; foreign taxes, including withholding of payroll taxes;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

•	foreign currency fluctuations, which could result in increased operating expenses or reduced revenues, and other obligations incident to doing business or operating in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism.

Risks Related to Our Manufacturing

We have limited to no manufacturing, sales, marketing or distribution capability and must rely upon third parties for such.

We currently have agreements with various third-party manufacturing facilities for production of our product candidates for research and development and testing purposes. We depend on these manufacturers to meet our deadlines, quality standards and specifications. Our reliance on third parties for the manufacture of our active pharmaceutical ingredient and drug product and, in the future, any approved products, creates a dependency that could severely disrupt our research and development, our clinical testing, and ultimately our sales and marketing efforts if the source of such supply proves to be unreliable or unavailable. If the contracted manufacturing source is unreliable or unavailable, we may not be able to manufacture clinical drug supplies of our product candidates, and our preclinical and clinical testing programs may not be able to move forward and our entire business plan could fail.

Both the active pharmaceutical ingredient and drug product for our product candidates are currently single sourced. We believe these single sources are currently capable of supplying all anticipated needs of our proposed clinical studies, as well as initial commercial introduction. If we are able to commercialize our products in the future, there is no assurance that our manufacturers will be able to meet commercialized scale production requirements in a timely manner or in accordance with applicable standards or cGMP. Once the nature and scope of additional indications and their commensurate drug product demands are established, we will seek secondary suppliers of both the active pharmaceutical ingredient and drug product for our product candidates, but we cannot assure that such secondary suppliers will be found on terms acceptable to us, or at all.

We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our product candidates.

Our company and our CMOs will need to conduct significant development work for each product candidate for each target indication for studies, trials and commercial launch readiness. For example, the processes by which GPS is manufactured were initially developed by MSK for clinical purposes. Concurrent with the license of GPS, we acquired certain supplies intended for clinical use, from MSK. These MSK clinical supplies may not be adequate for future clinical studies. We intend to improve the existing processes for GPS for more advanced clinical trials or commercialization. Developing commercially viable manufacturing processes is a difficult and uncertain task, and there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including cost overruns, potential problems with process scale-up, process reproducibility, stability issues, consistency and timely availability of reagents or raw materials. The manufacturing facilities in which our product candidates will be made could be adversely affected by earthquakes and other natural disasters, equipment failures, labor shortages, power failures, and numerous other factors.

Additionally, the process of manufacturing our product candidates is complex, highly regulated and subject to several risks, including but not limited to:

•	the manufacturing process is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing and distribution processes for our product candidates could result in reduced production yields, product defects, and other supply disruptions. Product defects can also occur unexpectedly. If microbial, viral, or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates is made, such manufacturing facilities may need to be closed for an extended period of time to allow us to investigate and remedy the contamination; and

•	GPS’s active pharmaceutical ingredient manufacturing is sensitive to heavy metal contamination. As such, extremely low levels of heavy metals are part of the active pharmaceutical ingredient manufacturing process; GPS’s drug product manufacturing is sensitive to water and oxygen contamination, as such the drug product is lyophilized (to reduce and residual water) and under a nitrogen blanket (to reduce any oxygen). The presence of heavy metals in the active pharmaceutical ingredient and excess water and oxygen in the drug product can lead to higher than acceptable levels of impurities, which can lead to the active pharmaceutical ingredient or drug product being unacceptable for use.

Any adverse developments affecting manufacturing operations for our product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls or other interruptions in the supply of our drug substance and drug product, which could delay the development of our product candidates. We may also have to write off inventory, incur other charges and expenses for supply of drug product that fails to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives. Inability to meet the demand for our product candidates could damage our reputation and the reputation of our products among physicians, healthcare payors, patients or the medical community, and cancer treatment centers, which could adversely affect our ability to operate our business and our results of operations.

In the clinical trials using GPS and NeuVax, GM-CSF is also administered and our availability is dependent upon a third-party manufacturer, which may or may not reliably provide GM-CSF, thus jeopardizing the completion of the trials.

Some of our product candidates are administered in combination with a granulocyte macrophage-colony stimulating factor, or GM-CSF, which is available in both liquid and lyopholyzed forms exclusively from one manufacturer. We will continue to be dependent on that manufacturer for our supply of GM-CSF in connection with the ongoing GPS and NeuVax trials and the potential commercial manufacture of these programs. We have not entered into a dedicated supply agreement with the manufacturer for GM-CSF, and instead rely on purchase orders to meet our supply needs. Any temporary interruptions or discontinuation of the availability of GM-CSF, or any determination by us to change the GM-CSF used with GPS or NeuVax, could have a material adverse effect on our clinical trials and any commercialization of the assets.

If any of our CMOs’ clinical manufacturing facilities are damaged or destroyed or production at such facilities is otherwise interrupted, our business and prospects would be negatively affected.

If our CMOs’ manufacturing facilities or the equipment in them is damaged or destroyed, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace it at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to another CMO. Even if we could transfer manufacturing to another CMO, the shift would likely be expensive and time-consuming, particularly because the new facility would need to comply with the necessary regulatory requirements and we would need FDA approval before selling any products manufactured at that facility. Such an event could delay our clinical trials or reduce our product sales.

Currently, we maintain insurance coverage against damage to our property and to cover business interruption and research and development restoration expenses. However, our insurance coverage may not reimburse us, or may not be sufficient to reimburse us, for any expenses or losses we may suffer. We may be unable to meet our requirements for our product candidates if there were a catastrophic event or failure of our current manufacturing facility or processes.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if we lose any of our CROs or other key third-party vendors, we may not be able to obtain regulatory approval for or commercialize our current or future product candidates on a timely basis, if at all.

We have relied upon and plan to continue to rely upon third-party CROs, vendors and contractors to monitor and manage data for our ongoing preclinical and clinical programs. For example, our collaborating investigators at MSK, along with their clinical and clinical operations teams, manage the conduct of the ongoing clinical trials for GPS as well as perform the analysis, publication and presentation of data and results related to this program. We also rely on collaborating investigators, along with their clinical and clinical operations teams, at MSK for the collection and transfer of various types of follow-up data regarding studies previously conducted by MSK. We plan to rely on CROs and other third-party vendors for all currently contemplated clinical studies, with services to be rendered by such CROs ranging from, in the case of assorted Phase 2 trials, specific and need-tailored (e.g., data management and biostatistics) only to, in the case of in the case of our immune combination (PD1 blockade) Phase 2 trial and all planned Phase 3 trials, all-encompassing. We rely on these parties for the execution of our preclinical studies and clinical trials, and we control only some aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We also rely on third parties to assist in conducting our preclinical studies in accordance with Good Laboratory Practices, and the Animal Welfare Act requirements. Our company and our CROs are required to comply with federal regulations, and GCP, which are international standards meant to protect the rights and health of patients and set standards relating to the conduct of the clinical trial, responsibilities of investigators and monitors, among other things, that are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If our company, or any of our partners or CROs, fail to comply with applicable regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our regulatory applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with applicable requirements. In addition, our clinical trials must be conducted with product produced under cGMP and other requirements. We are also required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, clinicaltrials.gov, within a specified timeframe. Failure to comply also would violate federal requirements in the U.S. and could result in other penalties, which would delay the regulatory approval process and result in adverse publicity.

Our CROs, third-party vendors and contractors are not our employees, and except for remedies available to us under our agreements with such CROs, third-party vendors and contractors, we cannot control whether or not they devote sufficient time and resources, including experienced staff, to our ongoing clinical, nonclinical and preclinical programs. They may also have relationships with other entities, some of which may be our competitors. If CROs, third-party vendors and contractors do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our current or future product candidates. CRO, vendor or contractor errors could cause our results of operations and the commercial prospects for our current or future product candidates to be harmed, our costs to increase and our ability to generate revenues to be delayed.

Our internal capacity for clinical trial execution and management is limited and therefore we have relied on third parties. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results or data in a timely manner or may fail to perform at all. Other data or data updates from studies or trials previously conducted by MSK or others may emerge in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Our CROs, third-party vendors and contractors have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs, third-party vendors and contractors have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. In addition, there is a natural transition period when a new CRO, third-party vendor or contractor commences work and the new CRO, third-party vendor or contractor may not provide the same type or level of services as the original provider. If any of our relationships with our third-party CROs, third-party vendors or contractors terminate, we may not be able to enter into arrangements with alternative CROs, third-party vendors or contractors on a timely basis, on commercially reasonable terms or at all.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize some or all of our product candidates.

We expect to depend on collaborators, partners, licensees, clinical research organizations and other third parties to support our discovery efforts, to formulate product candidates, to manufacture our product candidates, and to conduct clinical trials for some or all of our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, vendors and other third parties on favorable terms, if at all. Our ability to successfully negotiate such agreements will depend on, among other things, potential partners’ evaluation of the superiority of our technology over competing technologies and the quality of the preclinical and clinical data that we have generated, and the perceived risks specific to developing our product candidates. If we are unable to obtain or maintain these agreements, we may not be able to clinically develop, formulate, manufacture, obtain regulatory approvals for or commercialize our product candidates. Under certain license agreements that we have already entered into, we have minimum dollar amounts per year that we are obligated to spend on the development of the technology we have licensed from our contract partners and other obligations to maintain certain licenses. If we fail to meet this requirement under any of our licenses that contain such requirements or any other obligations under these licenses, we may be in breach of our obligations under such agreement, which may result in the loss of the technology licensed. We cannot necessarily control the amount or timing of resources that our contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will fulfill their obligations to us under these arrangements in a timely fashion. We may not be able to readily terminate any such agreements with contract partners even if such contract partners do not fulfill our obligations to us.

In addition, we may receive notices from third parties from time to time alleging that our technology or product candidates infringe upon the intellectual property rights of those third parties. Any assertion by third parties that our activities or product candidates infringe upon our intellectual property rights may adversely affect our ability to secure strategic partners or licensees for our technology or product candidates or our ability to secure or maintain manufacturers for our compounds.

If we fail to meet our obligations under our license agreements, we may lose the ability to develop our product candidates.

Our business depends on our ability to license therapeutic compounds from third parties. If we fail to meet our obligations under our license agreements, we may lose the ability to develop our product candidates, which would adversely affect our business.

We enter into various contracts in the normal course of our business in which we indemnify the other party to the contract. In the event we have to perform under these indemnification provisions, it could have a material adverse effect on our business, financial condition and results of operations.

In the normal course of business, we periodically enter into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to our academic and other research agreements, we typically indemnify the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which we have secured licenses, and from claims arising from our or our sublicensees’ exercise of rights under the agreement. With respect to our collaboration agreements, we indemnify our collaborators from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. With respect to consultants, we indemnify them from claims arising from the good faith performance of their services.

Should our obligation under an indemnification provision exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial condition and results of operations could be adversely affected. Similarly, if we are relying on a collaborator to indemnify us and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify us, our business, financial condition and results of operations could be adversely affected.

Risks Related to Our Intellectual Property

We may not be able to obtain and enforce patent rights or other intellectual property rights that cover our product candidates and that are of sufficient breadth to prevent third parties from competing against us.

Our success with respect to our product candidates will depend in part on our ability to obtain and maintain patent protection in the United States and abroad, to preserve our trade secrets, and to prevent third parties from infringing upon our proprietary rights. Our patents and patent applications, however, may not be sufficient to provide protection for GPS, NeuVax or our other products and product candidates against commercial competition. The four peptide components of GPS are WT1-A1, WT1-427 long, WT1-331 long, and WT1-122A1 long. We have an exclusive license to United States and foreign patents relating to these peptides from MSK, for all therapeutic and diagnostic uses. Under the license, we have an issued patent covering the composition of matter of the WT1-A1 peptide in the United States, issued patents covering composition of matter and methods of use in Australia, Switzerland, Germany, Spain, France, Great Britain, and Italy, and an issued Canadian patent covering the composition of matter and method of use. The U.S. patent on the WT1-A1 peptide (U.S. Patent No. 7,488,718) will expire on March 22, 2026, including patent term adjustment, and the foreign patents will expire on November 30, 2024, absent patent term extension.

We have licensed, issued patents covering the composition of matter of the WT1-427 long peptide, and methods of use, in the United States, Australia, Switzerland, Germany, Spain, France, Great Britain, Ireland, Italy, and Canada. The United States composition of matter patent on the WT1-427 long peptide (U.S. Patent No. 8,765,687) will expire on October 26, 2031, including patent term adjustment. The United States method of use patent (U.S. Patent No. 9,233,149) will expire on October 17, 2026, absent patent term extension, and covers treating a subject with a WT1-expressing cancer, reducing an incidence of a WT1-expressing cancer, or its relapse, and inducing the formation and proliferation of a cytotoxic T lymphocyte specific for a WT1-expressing cancer. The foreign patents will expire on October 17, 2026, absent patent term extension.

We have licensed, issued patents covering the composition of matter of the WT1-331 long peptide, and methods of use, in the United States, Australia, Switzerland, Germany, Spain, France, Great Britain, Ireland, and Italy. The United States composition of matter patent on the WT1-331 long peptide (U.S. Patent No. 8,765,687) will expire on October 26, 2031, including patent term adjustment. The United States method of use patent (U.S. Patent No. 9,233,149) will expire on October 17, 2026, absent patent term extension, and covers treating a subject with a WT1-expressing cancer, reducing an incidence of a WT1-expressing cancer, or its relapse, and inducing the formation and proliferation of a cytotoxic T lymphocyte specific for a WT1-expressing cancer. The foreign patents will expire on October 17, 2026, absent patent term extension.

We have a licensed, issued United States patent covering the composition of matter of the WT1-1221A1 long peptide, and issued patents covering the composition of matter and methods of use, in Austria, Belgium, Switzerland, Germany, Spain, Finland, France, Great Britain, Greece, Ireland, Italy, Netherlands, Poland, Romania, and Turkey. The United States composition of matter patent on the WT1-1221A1 long peptide (U.S. Patent No. 9,265,816) will expire on February 20, 2033, including patent term adjustment. The European patents will expire on April 10, 2027, absent patent term extension, and cover the composition of matter and use of the peptide for the preparation of a medicament for treating a WT1-expressing cancer or for reducing an incidence of a WT1-expressing cancer or its relapse in a subject.

We are pursuing additional patent protection through pending patent applications for compositions of matter and methods of use for the WT1-331 long peptide and WT1-122A1 long peptide in Canada, and method of use for the WT1-122A1 long peptide in the United States. Although we are pursuing additional patent protection for these peptide components through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage. The active peptide found in NeuVax, the E75 peptide, has been known and studied for many years. We have one issued U.S. patent, US 6,514,942, covering the composition of matter of the E75 peptide, which expired in mid-2015, prior to any potential commercialization of NeuVax. We do not have and will not be able to obtain any composition of matter patent protection for E75, the active peptide in NeuVax. We also have a license from HJF to issued United States, European, Japanese, Korean, Mexican and Australian method of use patents, which expire in 2028, that are directed to a method of inducing immunity against breast cancer recurrence by administering a composition comprising the E75 peptide to patients who have both an immunohistochemistry, or IHC, rating of 1+ or 2+ for HER2/neu protein expression, as well as a fluorescence in situ hybridization, or FISH, rating of less than about 2.0 for HER2/neu gene expression. The license further includes issued patents in the United States, Australia and Japan, and allowed patent applications in Canada and Korea, with claims directed to a method of inducing immunity against recurrence of any HER2/neu expressing tumors by administering the E75 peptide to patients with tumors having a FISH rating of less than about 2.0 for HER2/neu gene expression; an issued U.S. patent that includes claims to the use of E75 to reduce the risk of cancer recurrence, including bone only recurrence; and pending applications with similar claims in a number of foreign jurisdiction, all of which expire in 2028. Also included in the license are method of use patents in the United States and Australia, which expires in 2026, that are directed to the use of NeuVax in combination with Herceptin (trastuzumab) to treat any HER2/neu expressing cancer. Thus, our method of use patents may not prevent competitors from seeking to develop and market NeuVax for use in cancer patients who do not meet these criteria. If any such alternative uses were approved, this could lead to off-label use and price erosion for our NeuVax product. We may seek FDA approval for use of NeuVax to treat cancer patients who fall outside the claimed IHC and FISH ranges and for other cancers as well. Although we are pursuing additional patent protection for NeuVax through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage.

Anagrelide hydrochloride, the sole active pharmaceutical ingredient in GALE-401, has been approved for many years and, thus, it is not possible to obtain composition of matter patents that cover anagrelide hydrochloride. As a result, competitors who obtain the requisite regulatory approval can offer products with the same active pharmaceutical ingredients as GALE-401, so long as the competitors do not infringe any formulation patents that we may have or may obtain or license, if any. The only patent protection that we have or are likely to obtain covering GALE-401 are patents relating to specific formulations, methods using these formulations, and methods of manufacturing and packaging. We have an issued United States patent, which expires in 2020, covering methods of using anagrelide to reduce platelet count in patients subject to veno-occlusive events. We have granted patents in the United States, United Kingdom and Japan, which expire in 2029, covering controlled release formulations of anagrelide and methods of use. We also are prosecuting pending patent applications in other territories including, but not limited to, the United States, Europe, India, and Japan, which may not issue prior to any potential commercialization of GALE-401. We may seek FDA approval for use of GALE-401 to treat patients with myeloproliferative neoplasms that include several hematological disorders, including essential thrombocythemia. Although we are pursuing additional patent protection for GALE-401 through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage.

The active peptides found in GALE-301 and GALE-302 are derived from Folate Binding Protein. One of the active peptides, E39, has been known and studied for many years. The other active peptide, GALE-302 (peptide E39’), is a derivative of E39. We have a license from MDACC and HJF to issued and granted patents in the United States, Europe, Canada, and Japan, covering composition of matter for the E39 derivative peptides, including GALE-302, alone and in combination with E39, as well as the use of these compositions for the treatment of cancer. These patents are expected to expire in 2022, prior to any potential commercialization of GALE-301. We also have an allowed United States application with claims to combination dosage regimens of GALE-301 and GAL-302 that will expire in 2036 (excluding PTA). We also have pending United States and International (PCT) applications with claims to methods of inducing an immune response to tumors with an immunohistochemistry (IHC) rating of 0 or 1+ for folate binding protein expression that, if granted, would expire in 2037. We do not have and will not be able to obtain any composition of matter patent protection for the E39 peptide in any territory. The license we have from MDACC and HJF grants us the right to develop and market GALE-301 for any use, including methods of treating cancer. Our patents may not prevent competitors from seeking to develop and market the E39 peptide alone. If any such alternative uses of compositions containing the E39 peptide were approved, this could lead to off label use and price erosion for GALE-301. We may seek FDA approval for use of GALE-301, alone or in combination with GALE-302, to treat cancer patients with ovarian and endometrial cancers and for other cancers, as well. Although we are pursuing additional patent protection for GALE-301 and the combination of GALE-301 and GALE-302 through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage.

Our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any patents we have or may obtain or license may not provide us with sufficient protection for our commercial product and product candidates to afford a commercial advantage against competitive products or processes, including those from branded and generic pharmaceutical companies. In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Nor can we guarantee that the claims of these patents will be held valid or enforceable by the courts or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us.

Changes in either the patent laws or in the interpretations of patent laws in the United States or abroad may diminish the value of our intellectual property. In addition, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to the U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act, in particular the first-to-file provision and our implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement of or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

In addition, United States Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances in certain situations. From time to time, the United States Supreme Court, other federal courts, the United States Congress, or interpretation by the United States Patent and Trademark Office or USPTO, may change the standards of patentability and any such changes could have a negative impact on our business.

Some cases decided by the United States Supreme Court have involved questions of when claims reciting abstract ideas, laws of nature, natural phenomena and/or natural products are eligible for a patent, regardless of whether the claimed subject matter is otherwise novel and inventive. These cases include Association for Molecular Pathology v. Myriad Genetics, Inc., 569 U.S. 576 (2013), also known as the Myriad decision; Alice Corp. v. CLS Bank International, 573 U.S. 13-298 (2014), also known as the Alice decision; and Mayo Collaborative Services v. Prometheus Laboratories, Inc., also known as the Prometheus decision, 566 U.S. 66 (2012). The full impact of these decisions is not yet known. In view of these and subsequent court decisions, the USPTO has issued materials to patent examiners providing guidance for determining the patent eligibility of claims reciting laws of nature, natural phenomena, or natural products.

Our current product candidates include products, or components, derived to various extents from nature; therefore, these decisions and their interpretation by the courts and the USPTO may impact prosecution, defense, and enforcement of certain types of patent claims in our patent portfolio. In addition to increasing uncertainty with regard to our ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on these and other decisions by United States Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change or be interpreted in unpredictable ways that would weaken our ability to obtain some patent claims or to enforce patents that may issue to us in the future. In addition, these events may adversely affect our ability to defend patents that may issue in procedures in the USPTO or in United States courts.

While we intend to take actions reasonably necessary to enforce our patent rights, we may not be able to detect infringement of our own or in-licensed patents, which may be especially difficult for methods of manufacturing or formulation products, and we depend, in part, on our licensors and collaborators to protect a substantial portion of our proprietary rights. In addition, third parties may challenge our in-licensed patents and any of our own patents that we may obtain, which could result in the invalidation or unenforceability of some or all of the relevant patent claims. Litigation or other proceedings to enforce or defend intellectual property rights is very complex, expensive, and may divert our management’s attention from our core business and may result in unfavorable results that could adversely affect our ability to prevent third parties from competing with us.

If another party has reason to assert a substantial new question of patentability against any of our claims in our own and in-licensed patents, the third party can request that the patent claims be reexamined, which may result in a loss of scope of some claims or a loss of the entire patent. In addition to potential infringement suits, and interference and reexamination proceedings, we may become a party to patent opposition proceedings where either the patentability of the inventions subject of our patents are challenged, or we are challenging the patents of others. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful. As the medical device, biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that others may assert our commercial product and/or product candidates infringe their patent rights. If a third-party’s patents were found to cover our commercial product and product candidates, proprietary technologies or our uses, we or our collaborators could be enjoined by a court and required to pay damages and could be unable to continue to commercialize our products or use our proprietary technologies unless we or it obtained a license to the patent. A license may not be available to us or our collaborators on acceptable terms, if at all. In addition, during litigation, the patent holder could obtain a preliminary injunction or other equitable relief, which could prohibit us from making, using or selling our commercial product and product candidates pending a trial on the merits, which could be years away.

Proprietary trade secrets and unpatented know-how are also very important to our business. Although we have taken steps to protect our trade secrets and unpatented know-how, by entering into confidentiality agreements with third parties, and proprietary information and invention agreements with certain employees, consultants and advisors, third parties may still obtain this information or we may be unable to protect our rights. We also have limited control over the protection of trade secrets used by our licensors, collaborators and suppliers. There can be no assurance that binding agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and unpatented know-how will not otherwise become known or be independently discovered by our competitors. If trade secrets are independently discovered, we would not be able to prevent their use. Enforcing a claim that a third party illegally obtained and is using our trade secrets or unpatented know-how is expensive and time consuming, and the outcome is unpredictable.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed to us alleged trade secrets of their other clients or former employers. As is common in the biotechnology and pharmaceutical industry, certain of our employees were formerly employed by other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Moreover, we engage the services of consultants to assist us in the development of our commercial product and product candidates, many of whom were previously employed at or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees and consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these types of claims. Even if we are successful in defending against any such claims, any such litigation would likely be protracted, expensive, a distraction to our management team, not viewed favorably by investors and other third parties, and may potentially result in an unfavorable outcome.

Our product candidates may face competition sooner than expected after the expiration of our composition of matter patent protection for such products.

Our composition of matter patents for many of our product candidates have expired or will expire prior to any product approval. We intend to seek data exclusivity or market exclusivity for our GPS as well as our NeuVax,

GALE-301 and GALE-302 product candidates provided under the Federal Food, Drug and Cosmetic Act, or FDCA, and similar laws in other countries. We believe that these product candidates will qualify for 12 years of data exclusivity under the Biologics Price Competition and Innovation Act of 2009, or BPCIA. Under the BPCIA, an application for a biosimilar product or BLA cannot be submitted to the FDA until four years, or if approved by the FDA, until 12 years, after the original brand product identified as the reference product is approved under a BLA. The BPCIA provides an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on our similarity to an existing brand product. The law is complex and continues to be interpreted and implemented by the FDA. There is also a risk that the U.S. Congress could amend the BPCIA to shorten this exclusivity period, potentially creating the opportunity for biosimilar competition sooner than anticipated after the expiration of our patent protection. Moreover, the extent to which a biosimilar, once approved, will be substituted for any reference product in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

If our product candidates are not considered biologics that would qualify for exclusivity under the BPCIA, they may be eligible for market exclusivity as drugs under the FDCA. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA, submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent.

Even if, as we expect, GPS, NeuVax, GALE-301 and GALE-302 are considered to be reference products eligible for 12 years of exclusivity under the BPCIA or five years of exclusivity under the FDCA, another company could market competing products if the FDA approves a full BLA or full NDA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the products.

In some countries outside of the United States, peptide vaccines, such as GPS, NeuVax, GALE-301 and GALE-302, are regulated as chemical drugs rather than as biologics and may or may not be eligible for non-patent exclusivity.

Although we have received Orphan Drug Product designation for GPS, GALE-301 and GALE-302, there is no guarantee that these products will be successfully approved by the FDA, that they will be commercially successful in the marketplace, or that another product will not be approved for the same indication ahead of our product candidate.

If we are sued for infringing the intellectual property rights of third parties, such litigation could be costly and time-consuming and could prevent or delay our development and commercialization efforts.

Our commercial success depends, in part, on us and our collaborators not infringing the patents and proprietary rights of third parties. There is a substantial amount of litigation and other adversarial proceedings, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interference or derivation proceedings, oppositions, and inter partes and post-grant review proceedings before the USPTO and non-U.S. patent offices. Numerous U.S. and non-U.S. issued patents and pending patent applications owned by third parties exist in the fields in which we are developing and may develop our current and future product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as our product pipeline grows, the risk increases that our product candidates may be subject to claims of infringement of third parties’ patent rights as it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform or predictable.

Third parties may assert infringement claims against us based on existing or future intellectual property rights, alleging that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacturing of our product candidates that we failed to identify. For example, applications filed before November 29, 2000, and certain applications filed on or after that date that will not be filed outside the United States, remain confidential until issued as patents. Except for the preceding exceptions, patent applications in the United States and elsewhere are generally published only after a waiting period of approximately 18 months after the earliest filing date. Therefore, patent applications covering our product candidates, or their use or manufacture, could have been filed by others without our knowledge. In addition, pending patent applications that have been published, including some of which we are aware, could be later amended in a manner that could cover our product candidates or their use or manufacture. We may analyze patents or patent applications of our competitors that we believe are relevant to our activities and believe that we are free to operate in relation to any of our product candidates, but our competitors may obtain issued claims, including in patents we consider to be unrelated, which may block our efforts or potentially result in any of our product candidates or our activities infringing such claims. If we are sued for patent infringement, we would need to demonstrate that our product candidates, products and methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving that a patent is invalid is difficult. For example, in the United States, proving invalidity in a district court proceeding requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents, and proving invalidity in an inter partes review proceeding in the USPTO requires a showing of a preponderance of the evidence. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted, which could have a material adverse effect on us. If any issued third-party patents were held by a court of competent jurisdiction to cover aspects of our materials, formulations, methods of manufacture or methods for treatment, we could be forced, including by court order, to cease developing, manufacturing or commercializing the relevant product candidate until such patent expired. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and to continue developing, manufacturing or marketing the infringing product candidate. However, we may not be able to obtain any required license on commercially reasonably terms, or at all. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property licensed to us. Ultimately, we could be prevented from commercializing a product candidate, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defending against claims of patent infringement or misappropriation of trade secrets could be costly and time consuming, regardless of the outcome. Thus, even if we were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs. In addition, litigation or threatened litigation could result in significant demands on the time and attention of our management team, distracting them from the pursuit of other company business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent, or to redesign our infringing product candidates, which may be impossible or require substantial time and monetary expenditure. we may also elect to enter into license agreements in order to settle patent infringement claims prior to litigation, and any such license agreement may require us to pay royalties and other fees that could be significant.

We may face claims that we misappropriated the confidential information or trade secrets of a third party. If we are found to have misappropriated a third party’s trade secrets, we may be prevented from further using such trade secrets, which could limit our ability to develop our product candidates. We are not aware of any material threatened or pending claims related to these matters, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management. During the course of any patent or other intellectual property litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our product candidates, programs or intellectual property could be diminished. Accordingly, the market price of our shares of common stock may decline.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we have written agreements and makes every effort to ensure that our employees, consultants, and independent contractors do not use the proprietary information or intellectual property rights of others in their work for us, we may in the future be subject to any claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on our current and future product candidates in all countries throughout the world would be prohibitively expensive. We or our licensors’ intellectual property rights in certain countries outside the United States may be less extensive than those in the United States. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we and our licensors may not be able to prevent third parties from practicing our and our licensors’ inventions in countries outside the United States, or from selling or importing infringing products made using our and our licensors’ inventions in and into the United States or other jurisdictions. Competitors may use our and our licensors’ technologies in jurisdictions where we have not obtained patent protection or where we do not have exclusive rights under the relevant patent(s) to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors have patent protection but where enforcement is not as strong as that in the United States. These infringing products may compete with our product candidates in jurisdictions where we or our licensors have no issued patents or where we do not have exclusive rights under the relevant patent(s), or our patent claims and other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us and our licensors to stop the infringement of our and our licensors’ patents or marketing of competing products in violation of our and our licensors’ proprietary rights generally. Proceedings to enforce our and our licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert our attention from other aspects of our business, could put our and our licensors’ patents at risk of being invalidated or interpreted narrowly, could put our and our licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against our or our licensors. We or our licensors may not prevail in any lawsuit that we or our licensors initiate, and even if we or our licensors are successful the damages or other remedies awarded, if any, may not be commercially meaningful.

We have in-licensed a significant portion of our intellectual property from MSK. If we breach our license agreement with MSK, we could lose the ability to continue the development and potential commercialization of GPS.

We do not currently own any patents or patent applications related to our lead product candidate, GPS. GPS is licensed-in from MSK, and includes an exclusive license to United States and foreign patent applications. Under the MSK license agreement, we are subject to various obligations, including diligence obligations with respect to funding, development and commercialization activities, payment obligations upon achievement of certain milestones and royalties on product sales, as well as other material obligations. If there is any conflict, dispute, disagreement or issue of nonperformance between us and MSK regarding our rights or obligations under the license agreements, including any such conflict, dispute or disagreement arising from our failure to satisfy diligence or payment obligations under any such agreement, we may be liable to pay damages and MSK may have a right to terminate the affected license. The loss of our license agreement with MSK could materially adversely affect our ability to proceed to utilize the affected intellectual property in our development efforts, our ability to enter into future collaboration, licensing and/or marketing agreements for GPS and our ability to commercialize GPS. The risks described elsewhere pertaining to our patents and other intellectual property rights also apply to the intellectual property rights that we license, and any failure by us or our licensors to obtain, maintain and enforce these rights could have a material adverse effect on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful and have a material adverse effect on the success of our business and on our stock price.

Third parties may infringe our patents, the patents of our licensors, or misappropriate or otherwise violate our or our licensors’ intellectual property rights. We and our licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. In the future, we or our licensors may elect to initiate legal proceedings to enforce or defend our or our licensors’ intellectual property rights, to protect our or our licensors’ trade secrets or to determine the validity or scope of intellectual property rights we own or control. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights or that our intellectual property rights are invalid. In addition, third parties may initiate legal proceedings against us or our licensors to challenge the validity or scope of intellectual property rights we own or control. The proceedings can be expensive and time-consuming. Many of our or our licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors can. Accordingly, despite our or our licensors’ efforts, we or our licensors may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect our rights as fully as in the United States. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us are invalid or unenforceable, in whole or in part, or may refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our or our licensors’ patents at risk of being invalidated, held unenforceable or interpreted narrowly.

Interference or derivation proceedings provoked by third parties, brought by us or our licensors or collaborators, or brought by the USPTO or any non-U.S. patent authority may be necessary to determine the priority of inventions or matters of inventorship with respect to our or our licensors’ patents or patent applications. We may also become involved in other proceedings, such as reexamination or opposition proceedings, inter partes review, post-grant review or other pre-issuance or post-grant proceedings in the USPTO or our foreign counterparts relating to our intellectual property or the intellectual property of others. An unfavorable outcome in any such proceeding could require us or our licensors to cease using the related technology and commercializing the affected product candidate, or to attempt to license rights to it from the prevailing party.

Our business could be harmed if the prevailing party does not offer us or our licensors a license on commercially reasonable terms if any license is offered at all. Even if we or our licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our licensors. In addition, if the breadth or strength of protection provided by us or our licensor’s patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current and future product candidates. Even if we successfully defend such litigation or proceeding, we may incur substantial costs and it may distract our management and other employees. We could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of shares of our common stock.

If we are unable to protect the confidentiality of our trade secrets and other proprietary information, the value of our technology could be materially adversely affected and our business could be harmed.

In addition to seeking the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce, and other elements of our technology, discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, including by enabling them to develop and commercialize products substantially similar to or competitive with our current or future product candidates, thus eroding our competitive position in the market. Trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements and invention assignment agreements with our employees, consultants, and outside scientific advisors, contractors and collaborators. These agreements are designed to protect our proprietary information. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or outside scientific advisors might intentionally or inadvertently disclose our trade secrets or confidential, proprietary information to competitors. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. If any of our confidential proprietary information were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, the laws of certain foreign countries do not protect proprietary rights such as trade secrets to the same extent or in the same manner as the laws of the United States. Misappropriation or unauthorized disclosure of our trade secrets to third parties could impair our competitive advantage in the market and could materially adversely affect our business, results of operations and financial condition.

Significant disruptions of information technology systems or breaches of information security could adversely affect our business.

We rely to a large extent upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property). We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract (and the large amounts of confidential information that is present on them), make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While we have invested significantly in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Any interruption or breach in our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us or allow third parties to gain material, inside information that they use to trade in our securities.

Risks Related to Commercialization of Our Current and Future Product Candidates

Our commercial success depends upon attaining significant market acceptance of our current and future product candidates, if approved, among physicians, patients, healthcare payors and cancer treatment centers.

Even if we obtain regulatory approval for any of our current or future product candidates, the product may not gain market acceptance among physicians, healthcare payors, patients or the medical community, including cancer treatment centers. Market acceptance of any product candidates for which we receive approval depends on a number of factors, including:

•	the efficacy and safety of such product candidates as demonstrated in clinical trials;

•	the clinical indications and patient populations for which the product candidate is approved;

•	acceptance by physicians, major cancer treatment centers and patients of the drug as a safe and effective treatment;

•	the adoption of novel immunotherapies by physicians, hospitals and third-party payors;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the safety of product candidates seen in a broader patient group, including our use outside the approved indications;

•	any restrictions on use together with other medications;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	the timing of market introduction of our products as well as competitive products;

•	the development of manufacturing and distribution processes for commercial scale manufacturing for our novel WT1 peptide cancer immunotherapy product candidate;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement from third-party payors and government authorities;

•	relative convenience and ease of administration; and

•	the effectiveness of our sales and marketing efforts and those of our collaborators.

If any of our current and future product candidates are approved but fail to achieve market acceptance among physicians, patients, healthcare payors or cancer treatment centers, we will not be able to generate significant revenues, which would compromise our ability to become profitable.

Even if we are able to commercialize our current or future product candidates, the products may not receive coverage and adequate reimbursement from third-party payors in the United States and in other countries in which we seek to commercialize our products, which could harm our business.

Our ability to commercialize any product successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government health administration authorities, private health insurers and other organizations.

Third-party payors determine which medications they will cover and establish reimbursement levels. A primary trend in the healthcare industry is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors may also seek additional clinical evidence, beyond the data required to obtain regulatory approval, demonstrating clinical benefit our and value in specific patient populations before covering our products for those patients. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if coverage is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain regulatory approval. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate for which we obtain regulatory approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by third-party payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. No uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare determinations. Our inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that it develops could have a material adverse effect on our operating results, ability to raise capital needed to commercialize products and overall financial condition.

Recently enacted and future legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain regulatory approval of and commercialize our current or future product candidates and affect the prices we may obtain.

The regulations that govern, among other things, regulatory approvals, coverage, pricing and reimbursement for new drug products vary widely from country to country. In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our current or future product candidates, restrict or regulate post-approval activities and affect our ability to successfully sell any product candidates for which we obtain regulatory approval. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the regulatory approvals of our product candidates, if any, may be.

For example, in the United States, in March 2010, the Affordable Care Act was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow on biologic products, (ii) proscribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, (v) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (ix) established a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Act includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Affordable Care Act-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the Affordable Care Act, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. We continue to evaluate the potential impact of the Affordable Care Act and its possible repeal or replacement on our business.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Additionally, on May 11, 2018, President Trump laid out his administration’s “Blueprint” to reduce the cost of prescription drugs while preserving innovation and cures. HHS has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. Although some of these, and other, proposals will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

In the United States, the European Union and other potentially significant markets for our current and future product candidates, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Furthermore, the increased emphasis on managed healthcare and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

Price controls may be imposed in foreign markets, which may adversely affect our future profitability.

In some countries, particularly member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of regulatory approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, we or our collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain regulatory approval. Our current and future arrangements with healthcare providers, healthcare entities, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, develop and will market, sell and distribute our products. As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are applicable to our business. Restrictions under applicable federal and state healthcare laws and regulations that may affect our ability to operate include the following:

•	the federal healthcare Anti-Kickback Statute which prohibits, among other things, individuals and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

•	federal civil and criminal false claims laws, including the federal False Claims Act, and civil monetary penalty laws, which impose criminal and civil penalties, and can be enforced through civil whistleblower or qui tam actions, prohibit individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment or approval that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, which imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information on entities subject to the law, such as certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, and their respective business associates that perform services for them that involve the creation, use, maintenance or disclosure of, individually identifiable health information;

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the federal physician sunshine requirements under the Affordable Care Act which requires certain manufacturers of drugs, devices, biologics and medical supplies, with certain exceptions, to report annually to HHS information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations;

•	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws which require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers; certain state and local laws which require the registration of pharmaceutical sales representatives; and

•	state and foreign laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct, including intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, provide accurate information to the FDA or comparable foreign regulatory authorities, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, report financial information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and integrity oversight and reporting obligations.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our current or future product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. Product liability claims may be brought against us by subjects enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling our products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	termination of clinical trial sites or entire trial programs;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial subjects or patients;

•	loss of revenue;

•	diversion of management and scientific resources from our business operations; and

•	the inability to commercialize any products that we may develop.

We currently hold product liability insurance coverage at a level that we believe is customary for similarly situated companies and adequate to provide us with insurance coverage for foreseeable risks, but which may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain regulatory approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products that receive regulatory approval. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Risks Related to our Business Operations

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

We face competition from numerous pharmaceutical and biotechnology enterprises, as well as from academic institutions, government agencies and private and public research institutions for our current product candidates. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. Competition could result in reduced sales and pricing pressure on our current or future product candidates, if approved, which in turn would reduce our ability to generate meaningful revenues and have a negative impact on our results of operations. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before we and impair any ability to commercialize our product candidates. The biotechnology industry, including the cancer immunotherapy market, is intensely competitive and involves a high degree of risk. We compete with other companies that have far greater experience and financial, research and technical resources than us. Potential competitors in the United States and worldwide are numerous and include pharmaceutical and biotechnology companies, educational institutions and research foundations, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than ours. Some of our competitors may develop and commercialize products that compete directly with those incorporating our technology, introduce products to market earlier than our products or on a more cost effective basis. In addition, our technology may be subject to competition from other technology or methods developed using techniques other than those developed by traditional biotechnology methods. Our competitors compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our technology. Our company and our collaborators may face competition with respect to product efficacy and safety, ease of use and adaptability to various modes of administration, acceptance by physicians, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent position, including the potentially dominant patent positions of others. An inability to successfully complete our product development or commercializing those product candidates could lead having limited prospects for establishing market share or generating revenue from our technology.

There are several agents in clinical development in similar settings to our planned Phase 3 AML clinical development program for GPS. The most advanced of these products is oral Vidaza (azacytidine), under development by Celgene Corporation, which is anticipated to report Phase 3 results by the end of 2018. There are a number of other investigational immunotherapies advancing through Phase 2 and Phase 3 trials for target indications that we believe are also potential target indications for GPS. If these or other therapies are successful in their development, it could negatively impact our ability to enroll our clinical trials and could negatively impact the commercial potential of GPS.

We are also planning a clinical development program in combination with cancer checkpoint inhibitors. This is a highly competitive field, with hundreds of such combination trials with various checkpoint inhibitors ongoing. If one or more of these combinations produce positive results in indications that we believe are targets for GPS (either in combination or in stand-alone administration) this could increase the difficulty for us to conduct our trials and could negatively impact our path to regulatory approval and our ability to successfully commercialize our products.

Many of our competitors or potential competitors have significantly greater established presence in the market, financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than it does, and as a result may have a competitive advantage over us. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

As a result of these factors, these competitors may obtain regulatory approval of their products before we are able to obtain patent protection or other intellectual property rights, which will limit our ability to develop or commercialize our current or future product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and cheaper than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render our product candidates obsolete or noncompetitive before we can recover the expenses of development and commercialization.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of June 30, 2018, we had 11 full-time employees. We need to grow the size of our organization in order to support our continued development and potential commercialization of our product candidates. In particular, we will need to add substantial numbers of additional personnel and other resources to support our development and, if any product candidates are approved, the potential commercialization of our product candidates. As our development and commercialization plans and strategies continue to develop, or as a result of any future acquisitions, our need for additional managerial, operational, manufacturing, sales, marketing, financial and other resources will increase. Our management, personnel and systems currently in place may not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively;

•	identifying, recruiting, maintaining, motivating and integrating additional employees;

•	managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

•	improving our managerial, development, operational, information technology, and finance systems; and

•	expanding our facilities.

As our operations expand, we will also need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively, as well as our ability to develop a sales a marketing force when appropriate for our company. To that end, we must be able to manage our development efforts and preclinical studies and clinical trials effectively and hire, train and integrate additional management, research and development, manufacturing, administrative and sales and marketing personnel. The failure to accomplish any of these tasks could prevent us from successfully growing our company.

If we fail to develop and maintain proper and effective internal control over financial reporting, the accuracy and timeliness of our financial reporting may be adversely affected.

Our management team is required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. In particular, we are required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. Prior to the Merger, Private SELLAS, whose financial statements are now our financial statements, was not required to do such an analysis. In connection with the audit of our 2017 consolidated financial statements, we were informed by our independent registered public accounting firm that we had a material weakness in our internal control over financial reporting due to our lack of sufficient management and personnel with appropriate expertise in GAAP and SEC rules and regulations with respect to financial reporting during the year ended December 31, 2017. At that time, we had only one designated finance and accounting employee and relied primarily on consultants to provide many accounting, book-keeping and administrative services. This reflects the fact that prior to the Merger, Private SELLAS was a small privately-held company, and that in connection with the Merger, Private SELLAS historical operations represent virtually the entirety of the combined business. In addition, following the Merger, which occurred on December 29, 2017, our accounting and financial systems, as well as personnel, were replaced by those of Private SELLAS. Although we have hired three additional finance and accounting personnel since completion of the Merger to further build out our infrastructure and further develop and document our accounting policies and financial reporting procedures, we cannot assure you that we will be successful in retaining these new hires or that these measures will significantly improve or remediate the material weakness described above, or any others that it may identify once we conduct a full Section 404 evaluation. We also cannot assure you that we have identified all material weaknesses at this time, or that additional material weaknesses may occur in the future. Accordingly, material weaknesses may continue to exist going forward.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting for so long as we remain a “smaller reporting company” as defined in applicable SEC regulations. Our management team is required to disclose changes made in our internal controls and procedures on a quarterly basis. We need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Our audit committee must also be advised and regularly updated on management’s review of internal controls. Because of the closing of the Merger on the last business day of 2017, management was not in a position to assess nor attest to our internal control over financial reporting as of December 31, 2017 as required by Section 404. Our management will perform such analysis as of December 31, 2018. We are still in early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform our evaluation of its internal control over financial reporting needed to comply with Section 404, and we may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations has increased, and will likely continue to increase, our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and place significant strain on our personnel, systems and resources. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time. This could result in continuing uncertainty regarding compliance matters, higher administrative expenses and a diversion of management’s time and attention. Further, if our compliance efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. Being a public company that is subject to these rules and regulations also makes it more expensive for us to obtain and retain director and officer liability insurance, and we may in the future be required to accept reduced coverage or incur substantially higher costs to obtain or retain adequate coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We have in the past, and may in the future, become involved in securities class action litigation that could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or stockholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger. Additionally, securities class action or stockholder derivative litigation has become common in our industry following the announcement of negative data or adverse events. We have in the past, and may in the future, become involved in this type of litigation. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the continuing company’s business.

Our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

We are highly dependent upon our personnel, including Dr. Angelos M. Stergiou (M.D., Sc.D. h.c.), our President and Chief Executive Officer, and member of our board of directors. Our employment agreement with

Dr. Stergiou does not prevent him from terminating his employment with us at any time. The loss of Dr. Stergiou’s services could impede the achievement of our research, development and commercialization objectives. We have not obtained, do not own, nor are we the beneficiary of, key-person life insurance.

Governance changes, becoming subject to enhanced regulatory requirements and increased responsibilities associated with becoming a public company may influence our management personnel and our employees to terminate their employment with us. To enhance our ability to retain our executive management personnel, we have entered into retention agreements with certain executive officers and may find it beneficial to enter into additional retention agreements with other key personnel in the future, potentially increasing payroll and operating expenses.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of any member of our senior management team or the inability to hire or retain experienced management personnel could compromise our ability to execute our business plan and harm our operating results. Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the pharmaceutical field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business.

If we and our third-party manufacturers fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We and our third-party manufacturers are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from us or our third-party manufacturers’ use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions, which could adversely affect our business, financial condition, results of operations and prospects.

Our business and operations would suffer in the event of computer system failures or security breaches.

Our internal computer systems, and those of MSK, our CROs, our CMOs, and other business vendors on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. We exercise little or no control over these third parties, which increases our vulnerability to problems with their systems. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development of our current and future product candidates could be delayed and our business could be otherwise adversely affected.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce our product candidates and intends to rely on third-party manufacturers to produce any future product candidates. Our ability to obtain clinical supplies of product candidates could be disrupted, if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption. The ultimate impact on us, our significant suppliers and our general infrastructure is unknown, but our operations and financial condition could suffer in the event of a major earthquake, fire, hurricane or other natural disaster.

Our principal stockholder, Equilibria Capital Management and its affiliates, own a significant percentage of our stock and are able to exert significant control over matters subject to stockholder approval.

Our principal stockholder, Equilibria Capital Management and its affiliates, collectively Equilibria, currently beneficially own approximately 39.7% of the outstanding shares of our common stock. One of our directors, Fabio Lopez, is an affiliate of Equilibria. Equilibria and its affiliates have the ability and may continue to have the ability to influence us through this ownership position and board representation. These stockholders may be able to determine some or all matters requiring stockholder approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for shares of our common stock that you may believe are in your best interest as one of our stockholders.

Risks Relating to Ownership of Our Common Stock

The market price and trading volume of shares of our common stock may be volatile.

The market price of shares of our common stock has exhibited substantial volatility recently. Between January 2, 2018 and July 11, 2018, the trading price of shares of our common stock as reported on Nasdaq ranged from a low of $2.27 to a high of $11.09. The market price of shares of our common stock could continue to fluctuate significantly for many reasons, including the following factors:

•	reports of the results of our clinical trials regarding the safety or efficacy of our product candidates and surrogate markers;

•	announcements of regulatory developments or technological innovations by us or our competitors;

•	announcements of business or strategic transactions or our success in finalizing such a transaction;

•	announcements of legal or regulatory actions against us or any adverse outcome of any such actions;

•	changes in our relationships with our licensors, licensees and other strategic partners;

•	low volume in the number of shares of our common stock traded on Nasdaq;

•	our quarterly operating results;

•	announcements of dilutive financing;

•	announcements of additional potential reverse stock split;

•	developments in patent or other technology ownership rights;

•	additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders;

•	government regulation of drug pricing; and

•	general changes in the economy, the financial markets or the pharmaceutical or biotechnology industries.

Factors beyond our control may also have an impact on the market price of shares of our common stock. For example, to the extent that other companies within our industry experience declines in their stock prices, the market price of shares of our common stock may decline as well.

Future sales of substantial amounts of our common stock, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

Future sales in the public market of shares of our common stock, including shares referred to in the foregoing risk factors or shares issued upon exercise of our outstanding stock options or warrants, or the perception by the market that these sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional capital.

As of March 31, 2018, we had reserved for issuance 10,171 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $1,240.54 per share, 12,758 shares of our common stock issuable upon settlement of outstanding RSUs, 1,844,830 shares of our common stock issuable upon conversion of outstanding Series A Preferred, 127,558 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, and 1,236,190 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $64.43 per share. Subsequent to March 31, 2018, we issued additional shares of Series A Preferred, convertible promissory notes and warrants exercisable for shares of our common stock. We also issued $1,250,000 of shares of our common stock as a settlement payment. Upon exercise or conversion the underlying shares, similar to those issued as the settlement payment, may be resold into the public market. In the case of outstanding securities that have exercise or conversion prices that are below the market price of our common stock from time to time, our stockholders would experience dilution upon the exercise or conversion of these securities.

Certain of our securityholders including our largest stockholder, Equilibria, have registration rights and they can require us, subject to certain limitations, to register their securities for resale, or require us to include their securities for resale in any offering of our common stock we may propose. In addition, we recently filed a resale registration statement for the benefit of the holders of our Series A Preferred and related warrants, pursuant to which we have registered 3,228,461 shares of our common stock for resale. Additionally, JGB may immediately sell into the public market any shares of our common stock that it receives pursuant to redemption notices at any time and from to time. Any such resales into the public market could place downward pressure on the price of our common stock.

We have issued and may issue additional preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

We are authorized to issue up to five million shares of preferred stock in one or more series. Our Board of Directors has designated 17,500 shares of our preferred stock as our Series A Preferred. Our Board of Directors may determine the terms of future preferred stock offerings without further action by our stockholders. If we issue additional preferred stock, it could affect stockholder rights or reduce the market value of our outstanding common stock. In particular, specific rights granted to future holders of preferred stock may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, sinking fund provisions, and restrictions on our ability to merge with or sell our assets to a third party.

We have in the past and expect in the future to settle legal claims through the issuance of freely tradable shares of our common stock, which will result in dilution to holders of our common stock and may adversely affect the market price of our common stock

We have in the past and expect in the future to settle legal claims through the issuance of freely tradable shares of our common stock. As described under the heading, “Our Business—Legal Proceedings,” in June 2018, we issued 228,672 unrestricted shares of our common stock (or $1,250,000 based on the volume-weighted average closing price for the 20 trading days immediately preceding June 21, 2018, the day before the transfer of the settlement stock to the settlement fund) to settle the case entitled Patel vs. Galena Biopharma, Inc. et. al. We may issue additional shares of common stock as settlement payments in the future. Payment of these amounts in our common stock could cause significant dilution to our stockholders, and the amount of that dilution will vary depending on the price of our common stock at the time of the payment. In addition, the issuance of such a significant number of shares of our may cause a decrease in the trading price of our common stock.

Our senior secured debenture has resulted, and may continue to result, in dilution to the holders of our common stock.

In May 2016, Galena entered into a securities purchase agreement with JGB, pursuant to which Galena sold to JGB, at a 6.375% original issue discount, a $25,530,000 senior secured debenture, which was subsequently amended, and warrants to purchase common stock. As of March 31, 2018, (i) there were 6,154,377 shares of our common stock outstanding and (ii) 973,434 shares of our common stock had been issued by us pursuant to the terms of the senior secured debenture. Subsequent to March 31, 2018 and through July 10, 2018, JGB redeemed an additional $1.2 million of outstanding principal, which we satisfied with an aggregate of 345,301 shares of our common stock. These shares are subject to a reservation of rights by us. Subsequent to March 31, 2018 and through July 10, 2018, we issued 49,994 shares of our common stock for interest payments on the senior secured debenture. As discussed further below, we are currently involved in a dispute with JGB. To the extent redemptions by JGB or other payments in respect of the senior secured debenture are settled by us in common stock, the price used to determine the number of shares issuable by us reflects a substantial discount to the then current market price of our common stock, resulting in even further dilution to our stockholders.

Although the balance of the restricted cash exceeds the principal balance of the senior secured debenture by $1.6 million as of July 10, 2018, as of July 10, 2018, we have not been able to transfer the excess $1.6 million from the restricted account as JGB has not approved the transfer required by a securities account control agreement at our financial institution. The outstanding principal balance on the senior secured debenture as of July 10, 2018 is $6.9 million.

We are currently involved in a dispute with JGB regarding the terms of the senior secured debenture and other matters. See the Risk Factor captioned “We are currently in a dispute with the holder of our senior secured debenture, JGB, pursuant to which JGB has alleged certain violations of the terms of our senior secured debenture, as well as allegations of violations of the federal securities laws. If JGB were to prevail in this action, it would have a material adverse effect on our business, results of operations and financial condition, and could cause us to lose our Nasdaq listing, as well as certain of our assets that have been pledged under our agreements with JGB securing its debenture” above.

Anti-takeover provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws and provisions of Delaware law could delay or prevent a change of control.

Anti-takeover provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable or may impede the ability of the holders of our common stock to change our management and may be constrained by other contractual agreements with third parties. These provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, among other things:

•	divide our Board of Directors into three classes, with members of each class to be elected for staggered three-year terms;

•	limit the right of securityholders to remove directors;

•	prohibit stockholders from acting by written consent;

•	regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders; and

•	authorize our Board to issue preferred stock in one or more series, without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation such as We shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares for a three-year period following the date on which that person or our affiliate crosses the 15% stock ownership threshold. Section 203 could operate to delay or prevent a change of control of us.

The terms of our outstanding indebtedness may inhibit potential acquirers.

We are prohibited by the terms of our outstanding indebtedness from disposing of any of our business or property, except with the consent of our lenders or if we were to prepay, which we are not able to do without our lenders consent, the outstanding indebtedness and related fees in accordance with the loan security agreement. Our outstanding indebtedness may inhibit potential acquirers or other interested parties from seeking to acquire all or a part of our business or assets, and there is no assurance that our lenders would consent to any proposed future transaction that might be beneficial to our stockholders.

If our common stock becomes subject to the penny stock rules, it may be more difficult to sell our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Bulletin Board does not meet such requirements and if the price of our common stock is less than $5.00 and our common stock is no longer listed on a national securities exchange such as Nasdaq, our stock may be deemed a penny stock. The penny stock rules require a broker-dealer, at least two business days prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver to the customer a standardized risk disclosure document containing specified information and to obtain from the customer a signed and date acknowledgement of receipt of that document. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

Our business requires significant funding. We currently plan to invest all available funds and future earnings in the development and growth of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future and are prohibited by the terms of our outstanding indebtedness from paying dividends on any common stock, except with the prior consent of our lenders. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of potential gain for the foreseeable future.

We may be exposed to additional risks as a result of Private SELLAS “going public” by means of a reverse merger transaction.

An investment in our company may be subject to additional risks because the business of Private SELLAS became a public company through a “reverse merger” transaction, as compared to had it gone public in a traditional initial public offering. For example, we are subject to the risks associated with the prior activities of Galena (including its subsidiaries). Galena’s business was and continues to be subject to a number of significant legal proceedings, and there can be no assurance that we will not be exposed to liabilities or risks, including potential liabilities and risks not currently known to us, resulting from the prior operations of Galena.